Exhibit 99.1

Sonic Foundry Announces Renewed Line of Credit and Common Stock Repurchase Program

MADISON, Wis. — June 3, 2013 — Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted leader for video content management and webcasting solutions, announced that the company has renewed its line of credit with Silicon Valley Bank. Further, the company announced a stock repurchase program which enables the company to purchase up to $1 million in common stock.

The new agreement with Silicon Valley Bank maintains a maximum availability of $3 million and extends the maturity of the existing line of credit by two years to October 1, 2015. It bears interest at Prime Rate plus .75%, currently 4%.

The company also announced that its board of directors has authorized the company to repurchase up to $1 million of its common stock. Under the plan approved by the board, the shares can be repurchased in the open market or privately negotiated transactions, with the amount and timing depending on a number of factors, including market conditions. The authorization to repurchase shares may be suspended or discontinued at any time.

“The board’s action is a clear sign of its confidence in Sonic Foundry’s ability to continue to grow, generate positive cash flow and provide long-term value to our shareholders,” said Gary Weis, Chief Executive Officer.

About Sonic Foundry®, Inc.

Sonic Foundry (NASDAQ: SOFO) is the trusted market leader for enterprise webcasting solutions, providing video content management and distribution for education, business and government. Powered by the patented Mediasite webcasting platform and webcast services of Mediasite Events, the company empowers people to advance how they share knowledge online, using video webcasts to bridge time and distance, enhance learning outcomes and improve performance.

Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry’s products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Press Contacts:

Tammy Jackson

608.770.9052

tammy@sonicfoundry.com

Nicole Wise

608.237.8678

nicolew@sonicfoundry.com